Exhibit 99.1

Snap-on Incorporated

401(k) Savings Plan

Financial Statements as of and for the

Years Ended December 31, 2011 and 2010,

Supplemental Schedule as of December 31,

2011, and Report of Independent Registered

Public Accounting Firm

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrative Committee of the

Snap-on Incorporated 401(k) Savings Plan

Kenosha, WI

We have audited the accompanying statements of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2011, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. This schedule has been subjected to the auditing procedures applied in our audit of the basic 2011 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 15, 2012

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS:
Investments:
Mutual funds and common collective trust funds	$257,601,391	$250,412,156
Snap-on common stock	19,637,329	19,738,524

Total investments	277,238,720	270,150,680
Receivables:
Company contributions	478,957	374,123
Notes receivable from participants	6,067,403	5,313,750

Total receivables	6,546,360	5,687,873

NET ASSETS AVAILABLE FOR BENEFITS — At fair value	283,785,080	275,838,553

Adjustments from fair value to contract value for interest in fully benefit-responsive investment contracts	(1,347,092)	(811,880)

NET ASSETS AVAILABLE FOR BENEFITS	$282,437,988	$275,026,673

See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
INVESTMENT INCOME:
Net appreciation (depreciation) in fair value of investments	$(4,296,018)	$34,951,644
Interest and dividend income	5,562,942	175,618

Total investment income	1,266,924	35,127,262

Interest income on notes receivable from participants	263,674	296,123

CONTRIBUTIONS:
Participants	19,742,950	17,722,884
Company	5,631,075	4,677,324
Rollovers	780,502	785,931

Total contributions	26,154,527	23,186,139

Total additions	27,685,125	58,609,524

DEDUCTIONS:
Benefits paid to participants	(20,216,009)	(12,686,263)
Administrative expenses	(57,801)	(76,099)

Total deductions	(20,273,810)	(12,762,362)

NET INCREASE	7,411,315	45,847,162

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	275,026,673	229,179,511

End of year	$282,437,988	$275,026,673

See notes to financial statements.

SNAP-ON INCORPORATED 401(K) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

1.	DESCRIPTION OF PLAN

General — The following brief description of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. Participants should refer to the Plan document for more complete information.

The Plan was adopted effective January 1, 1992, and was amended and restated January 1, 2011. The purpose of the Plan is to provide eligible employees an opportunity to accumulate savings on a tax-advantage basis.

Plan Administration — As of March 15, 2011, the Plan’s assets are held by T. Rowe Price Trust Company (“T. Rowe Price” or the “Trustee”). Previously the assets were held by State Street Bank and Trust Company. As of March 15, 2011, T. Rowe Price Investment Services, Inc. began providing the Plan with administrative services. Previously ING Institutional Plan Services, LLC provided the Plan with administrative services. Participant contributions and Snap-on Incorporated (“Snap-on” or the “Company”) matching contributions are remitted to the Trustee. The Trustee invests cash received, interest and dividend income and makes distributions to participants.

Eligibility — Substantially all full time domestic employees of the Company and its subsidiaries who have attained age 18 are participants in the Plan. Substantially all temporary domestic employees of the Company and its subsidiaries who have attained age 21 with one year of service are also participants in the Plan.

Contributions — Eligible employees are able to make contributions to the Plan via wage deferral agreements. The annual maximum contribution per participant is limited to the lesser of (a) the maximum Section 401(k) contribution allowed under the Internal Revenue Code (“IRC”); or (b) 50% of the participant’s compensation (10% for highly compensated employees). In addition, participants age 50 and over are allowed to make catch-up contributions, subject to IRC limitations. Participants may also contribute distributions from other qualified plans (“rollovers”). Participants allocate their account balances between various investment options including mutual funds, common collective trust funds and Snap-on common stock.

Participants meeting certain criteria, as defined in the Plan document, are eligible for a matching contribution (“Company Match”) in amounts determined at the discretion of the Company. Matching contributions for each eligible participant were made in 2011 and 2010 at each pay period in an amount equal to 50% of the eligible participant’s Section 401(k) contributions, not to exceed a maximum of 6% of the eligible participants’ pay, provided the eligible participant is an active employee on the last day of the pay period or has retired, suffered a disability or died during the pay period. An additional Company contribution is made on an annual basis for participants employed at Mitchell Repair Information Company (“Mitchell”), a subsidiary of the Company, at the rate of 2% of such participants’ annual pay.

Funding — The Company remits participant elective contributions and Company matching contributions as soon as practical after the elective contributions have been withheld from participant wages; the 2% annual Mitchell contribution is remitted annually.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions and allocations of (a) the Company Match, when applicable; and (b) Plan earnings. Each participant’s account is also charged with withdrawals and, if applicable, an allocation of administrative expenses. Participants are entitled to their vested account balance.

Vesting — Participants are 100% vested in their contributions and actual earnings thereon. Participants become fully vested in the Company Match as follows:

Years of Service	Vested Percentage
Less than 1	—%
1	25%
2	50%
3	75%
4 or more	100%

Participants also become fully vested in the Company Match upon attainment of normal retirement age, disability or death.

Forfeited Accounts — At December 31, 2011 and 2010, forfeited non-vested accounts totaled $130,125 and $148,037, respectively. These accounts will be used to reduce future Company contributions or to pay administrative expenses. During the year ended December 31, 2011, and December 31, 2010, Company contributions were reduced by forfeited non-vested accounts totaling $177,830 and $450,000, respectively.

Notes Receivable from Participants — Participant notes are limited to 50% of the participant’s account balance, not to exceed $50,000. The minimum note amount is $1,000 and participants may have only one note outstanding at any particular time. The notes bear interest at the prime rate plus 1% as published on the last business day of the month, with a maximum note term of five years for personal notes or 15 years for mortgage notes. The current note portfolio has interest rates that range from 4.25% to 9.75%, and mature from 2012 to 2026.

Payment of Benefits — On termination of service due to death, disability or retirement, a participant may elect to be paid in the form of a single lump sum. In-service and hardship withdrawals are also available.

Administrative Expenses — Investment management fees and other transaction-based fees are paid by the Plan; note fees are paid by the participant. Administrative fees for accounts of separated employees and beneficiaries are paid by the former employees or beneficiaries. All other administrative expenses are paid by the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust. Contract value for this collective trust is based on the net asset value of the fund as reported by the fund manager. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates and are subject to change in the near term.

Investment Valuation and Income Recognition — The Plan’s investments are stated at fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought, sold and held during the year.

Fair Value Measurement — The fair value measurements hierarchy prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority (“Level 1”) to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority (“Level 3”) to unobservable inputs. Fair value measurements primarily based on observable market information are given a “Level 2” priority.

Payment of Benefits — Benefits paid to participants are based on vested participant account balances as of the date of distribution and are recorded on the date of distribution. At both December 31, 2011 and 2010, there were no benefit requests awaiting payment.

Notes Receivable from Participants — Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant notes are reclassified as distributions based upon the terms of the Plan document.

Risks and Uncertainties — The Plan utilizes various investment securities including mutual funds, common collective funds and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and those changes could materially affect the amounts reported in the financial statements.

Future Adoption of Accounting Standards — In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards,” which was issued to create a consistent framework for the application of fair value measurement across jurisdictions. The amendments include wording changes to U.S. GAAP in order to clarify the FASB’s intent about the application of existing fair value measurements and disclosure requirements, as well as to change a particular principle or existing requirement for measuring fair value or disclosing information about fair value measurements. There are no additional fair value measurements requirements upon the adoption of ASU 2011-04. The amendments are effective, prospectively, for interim and annual reporting periods beginning after December 15, 2011; early adoption is prohibited. The Plan will adopt the provisions of ASU 2011-04 effective January 1, 2012. The adoption is not expected to have a material effect on the financial statements of the Plan.

3.	FAIR VALUE MEASUREMENTS

Shares of mutual funds are valued at quoted market prices, which represent the net asset value (“NAV”) of shares held by the Plan at year end. Common collective trust funds are stated at the NAV, as reported by the fund manager based on the value of the underlying assets. Common collective trust funds with underlying investments in fully benefit-responsive investment contracts are valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the creditworthiness of the issuer. The fair value of Snap-on common stock is based on the closing price reported in an active market.

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2011:

	Level 1	Level 2	Total
Common collective trusts:
Stable value fund	$—	$38,626,688	$38,626,688
Mutual funds:
Large cap index funds	48,041,426	—	48,041,426
Mid cap index funds	25,541,122	—	25,541,122
Small cap index funds	18,641,780	—	18,641,780
International index funds	13,747,640	—	13,747,640
Balanced funds	75,282,091	—	75,282,091
Fixed income funds	23,460,279	563,352	24,023,631
Growth funds	13,697,013	—	13,697,013
Snap-on common stock	19,637,329	—	19,637,329

Total	$238,048,680	$39,190,040	$277,238,720

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2010:

	Level 1	Level 2	Total
Common collective trusts:
Large cap index funds	$—	$43,572,578	$43,572,578
Mid cap index funds	—	26,755,488	26,755,488
Small cap index funds	—	10,107,151	10,107,151
International index funds	—	16,214,790	16,214,790
Balanced funds	—	70,634,310	70,634,310
Fixed income funds	—	58,317,522	58,317,522
Mutual funds:
Large cap index funds	5,797,145	—	5,797,145
Small cap index funds	8,890,791	—	8,890,791
Growth funds	10,122,381	—	10,122,381
Snap-on common stock	19,738,524	—	19,738,524

Total	$44,548,841	$225,601,839	$270,150,680

The following table sets forth additional disclosures of the Plan’s Level 2 investments whose fair value is estimated using net asset value per share as of December 31, 2011 and 2010:

	2011 Fair Value	2010 Fair Value	Unfunded Commitment	Redemption Frequency		Redemption Notice Period
Common collective trusts:
Index funds:
SSgA S&P 500 Fund (a)	$—	$43,572,578	$—	Continuously		N/A
SSgA Mid Cap Fund (b)	—	26,755,488	—	Continuously		N/A
SSgA MSCI ASCI Ex-US Index Fund (c)	—	16,214,790	—	Continuously		N/A
Other	—	10,107,151	—	Continuously		N/A

Balanced funds (d)	—	70,634,310	—	Continuously		N/A

Fixed income funds:
Wells Fargo Stable Value Fund (e)	—	37,341,199	—	Continuously		N/A
T Rowe Price Stable Value Fund (f)	38,626,688	—	—	Continuously	(h)	N/A	(h)
SSgA Passive Aggregate Strategy Fund (g)	—	20,630,662	—	Continuously		N/A
Other	—	345,661	—	Continuously		N/A
Mutual funds:
Fixed income funds:
Other	563,352	—	—	Continuously		N/A

Total	$39,190,040	$225,601,839

(a)	These funds invest in common stocks of companies with strong and moderate earnings potentials.
(b)	These funds invest in common stock companies with moderate earnings potential.
(c)	These funds invest in equities from developing markets outside of the United States.
(d)	These funds invest in a combination of high quality common stocks, U.S. Government bonds and real estate index funds.
(e)	These funds invest in securities and intermediate-term dollar bonds to obtain a high level of current income to the extent consistent with the preservation of capital and maintenance of liquidity.
(f)

These funds invest principally in guaranteed investment contracts and structured synthetic investment contracts. The objective is to maximize current income consistent with maintenance of principal and to provide withdrawals for certain participant-initiated transactions without penalty or adjustment.

(g)	These funds invest in U.S. Government bonds.
(h)

Units may be redeemed daily to meet benefit payment and other participant-initiated withdrawals. Retirement plans are required to provide either a 12 or 30 month advance written notice prior to redemption. This notice period may be waived at the sole discretion of T. Rowe Price.

4.	INVESTMENTS

Investments that represent 5% or more of the Plan’s net assets at December 31, 2011 and 2010, consist of the following:

	2011	2010
Vanguard Institutional Index Fund	$42,050,812	$—
SSgA S&P 500 Fund*	—	43,572,578
T Rowe Price Stable Value Fund* **	37,279,596	—
Wells Fargo Stable Value Fund**	—	36,529,319
SSgA Lifecycle 2010 Fund*	—	27,848,066
Wells Fargo Advantage DJ Target 2010 Fund	27,278,421	—
SSgA Mid Cap Fund*	—	26,755,488
Vanguard Mid Cap Index Fund	24,667,372	—
PIMCO Total Return Fund	23,458,852	—
SSgA Passive Aggregate Strategy Fund*	—	20,630,662
Snap-on common stock*	19,637,329	19,738,524
Wells Fargo Advantage DJ Target 2030 Fund	17,154,761	—
SSgA MSCI ACWI Ex-US Index Fund*	—	16,214,790
SSgA Lifecycle 2030 Fund*	—	15,659,827
Wells Fargo Advantage DJ Target 2020 Fund	15,855,954	—

*   Represents a party-in-interest

** Common collective trust with interest in fully benefit responsive contracts, at contract value

During 2011 and 2010, the Plan’s investments (including gains and losses on investments bought and sold and held during the year) appreciated (depreciated) in value as follows:

	2011	2010
Common collective trusts	$5,028,435	$25,297,719
Snap-on common stock	(1,638,611)	5,960,144
Mutual funds	(7,685,842)	3,693,781

Total net (depreciation)/appreciation in fair value of investments	$(4,296,018)	$34,951,644

5.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

6.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter dated May 18, 2004, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; however, the Company and the Plan administrator believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt.

The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits to be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan and have concluded that, as of December 31, 2011, there were no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain income tax positions. Therefore, no provision for income taxes has been included in the Plan’s financial statements. The Plan is subject to routine audits by taxing jurisdictions and there are currently no audits in progress. The Plan administrator believes the Plan is no longer subject to income tax examinations for years prior to 2008.

7.	RELATED-PARTY TRANSACTIONS

As of December 31, 2011 and December 31, 2010, the Plan held 387,925 shares and 339,994 shares, respectively, of Snap-on common stock valued at $19,637,329 and $19,738,524, respectively. During the years ended December 31, 2011 and 2010, Plan purchases of Snap-on common stock totaled $33,288,852 and $22,516,593, respectively, and Plan sales of Snap-on common stock totaled $31,676,720 and $23,499,358, respectively. These investments, as well as the transactions in these investments, qualify as party-in-interest transactions, which are exempt from the prohibited transactions of ERISA.

As of December 31, 2011, the Plan also invested in a common collective trust fund and mutual funds managed by the Plan’s Trustee; as of December 31, 2010, the Plan had invested in several common collective trust funds managed by State Street, the Plan’s former trustee.

The above party-in-interest transactions, as well as notes receivable from participants, are not considered prohibited transactions by statutory exemptions under ERISA regulations. Fees paid by the Plan for investment management services were included as a reduction of the investment return earned on each fund.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The reconciliation of net assets available for benefits and changes in net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2011 and 2010, are as follows:

	2011	2010
Statements of net assets available for benefits:
Net assets available for benefits per the financial statements	$282,437,988	$275,026,673

Adjustments from contract value to fair value for interest in fully benefit-responsive investment contracts	1,347,092	811,880

Net assets available for benefits per Form 5500	$283,785,080	$275,838,553

Statement of changes in net assets available for benefits:
Increase in net assets per the financial statements	$7,411,315	$45,847,162

Adjustments from contract value to fair value for interest in fully benefit-responsive investment contracts	535,212	748,276

Net income per Form 5500	$7,946,527	$46,595,438

******

SUPPLEMENTAL SCHEDULE FURNISHED

PURSUANT TO

DEPARTMENT OF LABOR’S RULES AND REGULATIONS

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i – SCHEDULE OF ASSETS (HELD AT END OF YEAR)

EIN: 39-0622040 Plan Number: 005

AS OF DECEMBER 31, 2011

(a)	(b) Identity of Issuer/ Description of Investment	(d) Cost	(e) Current Value
	COMMON COLLECTIVE TRUST FUNDS:
*	T Rowe Price Stable Value Fund	**	$38,626,688

	MUTUAL FUNDS:
	Wells Fargo Advantage C&B Large Cap Value Fund	**	5,990,614
	LKCM Small Cap Equity Fund	**	9,787,827
	Wells Fargo Advantage DJ Target Today Fund	**	2,489,698
	Wells Fargo Advantage DJ Target 2010 Fund	**	27,278,421
	Wells Fargo Advantage DJ Target 2020 Fund	**	15,855,954
	Wells Fargo Advantage DJ Target 2030 Fund	**	17,154,761
	Wells Fargo Advantage DJ Target 2040 Fund	**	12,341,401
	Wells Fargo Advantage DJ Target 2050 Fund	**	161,856
	Vanguard FTSE All World ex-US Index Fund	**	13,747,640
	Vanguard Institutional Index Fund	**	42,050,812
	Vanguard Growth Index Fund	**	10,185,950
	Vanguard Small Cap Index Fund	**	8,853,953
	Vanguard Mid Cap Index Fund	**	24,667,372
	PIMCO Total Return Fund	**	23,458,852
	Mid Cap Value Fund	**	873,750
	New Horizons Fund	**	1,834,745
*	T Rowe Price Prime Reserve Fund	**	1,427
	Mid Cap Growth Fund	**	1,676,318
*	T Rowe Price U.S. Treasury Money Fund	**	563,352

*	SNAP-ON INCORPORATED COMMON STOCK	**	19,637,329

*	NOTES RECEIVABLE FROM PARTICIPANTS (Interest rates ranging from 4.25% to 9.75%; maturing 2012 to 2026)	-0-	6,067,403

	TOTAL ASSETS (Held at end of year)		$283,306,123

* Denotes party-in-interest.

** Cost information not required for participant directed investments.

See accompanying report of independent registered public accounting firm.